Filed Pursuant to Rule 433
Registration No. 333-157865
October 5, 2009
Diamond Offshore Drilling, Inc.
Pricing Term Sheet

Issuer:	Diamond Offshore Drilling, Inc.
Size:	$500,000,000
Maturity:	October 15, 2039
Coupon:	5.70%
Price to Public:	99.344%
Yield to Maturity:	5.746%
Spread to Benchmark Treasury:	+175 basis points
Benchmark Treasury:	4.25% due May 15, 2039
Benchmark Treasury Yield:	3.996%
Interest Payment Dates:	April 15 and October 15, commencing April
15, 2010
Make-Whole Call:	Treasury Rate plus 30 basis points
Trade Date:	October 5, 2009
Settlement Date:	T+3; October 8, 2009
CUSIP / ISIN:	25271CAL6 / US25271CAL63
Ratings:*	Baa1 (stable outlook) / A- (stable outlook)
Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Co-Managers:	Comerica Securities
Fortis Securities LLC
HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
UniCredit Capital Markets, Inc.
Wells Fargo Securities, LLC
* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 212-834-4533 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.
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